                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                         VARLEN CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                         VARLEN CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursu-ant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089
                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 1995

                                ----------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Varlen Corporation, a Delaware corporation (the "Company"), will be held at the Hyatt Lisle, 1400 Corporetum Drive, Lisle, Illinois 60532 on Tuesday, May 23, 1995, at 10:00 A.M. (local time), for the following purposes:

    1.  To elect a Board of Directors.

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

    3.  To consider a stockholder proposal regarding executive compensation.

    4. To transact such other and further business as may properly come before the meeting or any adjournment or adjournments thereof.

    Common stockholders of record at the close of business on March 31, 1995 are entitled to notice of and to vote at the meeting. A complete list of such stockholders is open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company at 55 Shuman Boulevard, Naperville, Illinois 60566-7089.

    A copy of the Company's Annual Report for the fiscal year ended January 31, 1995 is enclosed herewith.

                                          By Order of the Board of Directors,

                                                          STEPHEN A. MAGIDA,
                                                                       SECRETARY

Dated: April 17, 1995

STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089
                                ----------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 1995

                                ----------------

                                                                  April 17, 1995

To the Stockholders:

    This Proxy Statement is furnished to you in connection with the solicitation by the Board of Directors of Varlen Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Hyatt Lisle, 1400 Corporetum Drive, Lisle, Illinois 60532 on Tuesday, May 23, 1995, at 10:00 A.M. (local time) and at any subsequent time which may be necessary by the adjournment thereof.

    If you were a holder of record of Common Stock of the Company at the close of business on March 31, 1995, you are entitled to vote at the meeting and your presence is desired. If, however, you cannot be present in person, a form of Proxy is enclosed which the Board of Directors of the Company requests you to execute and return as soon as possible. You can, of course, revoke your Proxy at any time before it is voted, if you so desire, either in person at the meeting or by delivery of a duly executed written statement to that effect to the Secretary of the Company.

    The Company is paying all costs of the solicitation of Proxies, including the expenses of printing and mailing to its stockholders this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of Proxy. In addition, the Company has retained Georgeson & Company, Inc. to assist in soliciting proxies for a fee of not more than $10,000, plus reasonable out-of-pocket expenses, which will be paid by the Company. Officers or employees of the Company may solicit Proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

    At the close of business on March 31, 1995, 4,870,557 shares of Common Stock were outstanding and are entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote. This Proxy Statement and the enclosed Proxy are first being mailed to the stockholders of the Company on or about April 17, 1995.

                               PROXIES AND VOTING

    The persons named in the accompanying form of Proxy intend to vote Proxies for the election of the nominees for director described herein unless authority to vote for directors is withheld. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the form of Proxy shall have the discretion and authority to vote or to refrain from voting in accordance with their judgment on such other nominations.

    The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting is required for a quorum. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected. Accordingly, neither shares withheld in the election of directors nor abstentions will count as negative votes. The other matters being submitted to stockholders at the meeting require the affirmative vote of a majority of the shares voted (including abstention votes) for approval.

    Shares held by brokers and other stockholder nominees sometimes are voted on certain matters but not others. This can occur, for example, when the broker does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on one or more others. These are known as "non-voted" shares. With respect to the matters as to which shares are "non-voted," they will not be counted as a vote.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified or until resignation, removal, disqualification or death as provided in the By-laws of the Company. The nominees for director, together with certain information furnished to the Company by each nominee (see also "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management" herein), are set forth below:

                                                                                      COMMON STOCK OF THE
                                                                                     COMPANY BENEFICIALLY
                                                                                          OWNED AS OF
                                                                                       MARCH 31, 1995(1)
                                                                                  ---------------------------
                            NAME, AGE AND                               DIRECTOR       NUMBER        PERCENT
                        POSITION WITH COMPANY                            SINCE       OF SHARES       OF CLASS
- ----------------------------------------------------------------------  --------  ----------------   --------
Ernest H. Lorch, 62 ..................................................    1984             3,129shares(2)   0.1%
  Chairman
Richard L. Wellek, 56 ................................................    1983            91,421shares(3)   1.8%
  President and Chief Executive Officer
Rudolph Grua, 66 .....................................................    1993               600shares(4)   *
L. William Miles, 61 .................................................    1993               600shares(4)   *
Greg A. Rosenbaum, 42 ................................................    1985             4,962shares(4)   0.1%
Joseph J. Ross, 49 ...................................................    1994             1,300shares(4)   *
Theodore A. Ruppert, 64 ..............................................    1971           444,363shares(5)   9.1%

- ----------
 * The number of shares of Common Stock beneficially owned is less than .1% of class.
(1) As of March 31, 1995, all directors, nominees and officers of the Company as a group (11 persons) owned beneficially 593,552 shares of the Company's Common Stock (12.0% of class), 152,961 of which were held directly (including shares which are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares, debentures convertible into shares of the Company's Common Stock and shares held by a sole trustee) and 440,591 of which were held subject to shared voting and dispositive power.
(2) Of such shares, 1,300 are held directly and 1,829 are deemed to be beneficially owned because of the ownership of debentures convertible into shares of the Company's Common Stock.

(3) Of such shares, 9,646 are held directly, 30,825 are deemed to be beneficially owned by Mr. Wellek because he is the sole trustee of a trust of which he is the sole beneficiary and 50,950 shares are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares.
(4)  Held directly.
(5) Of such shares, 3,772 are held directly and 440,591 are deemed to be beneficially owned by Mr. Ruppert solely because he is one of three trustees of each of two trusts in which he and members of his family have an interest.

    Mr. Lorch is Of Counsel to Whitman Breed Abbott & Morgan, attorneys, a position he has held since January 1993. He retired as Chairman and Chief Executive Officer of The Dyson-Kissner-Moran Corporation ("DKM"), a private investment company, in December 1992, a position he held since January 1992. DKM owned approximately 30% of the Common Stock of the Company prior to the Company's purchase of all of the Company's shares owned by DKM in January 1993. Mr. Lorch was President of DKM from June 1984 to January 1992. Mr. Lorch is also a director of Tyler Corporation, a manufacturer of cast iron pipe and fittings that also provides products for fundraising programs and is a retail supplier of automotive parts.

    Mr. Wellek was elected President and Chief Executive Officer of the Company in December 1983. From December 1980 to May 1984 he was President of National Metalwares, Inc., a wholly owned subsidiary of the Company.

    Mr. Grua has been Vice Chairman of General Binding Corporation, a manufacturer of business machines and related supplies, since January 1995 and a director since May 1984. Prior to January 1995, Mr. Grua was President and Chief Executive Officer of General Binding Corporation, positions he had held since May 1984.

    Mr. Miles is Vice President for Administration at Fairfield University, Connecticut, a position he has held since July 1992. From February 1988 to June 1992 he was Senior Vice President of Call Interactive, a provider of interactive telephone services.

    Mr. Rosenbaum has been President of Palisades Associates, Inc., a merchant banking and consulting company, since August 1989. Mr. Rosenbaum is also a director of Richey Electronics, Inc., a distributor of electronic components, a position he has held since April 1993.

    Mr. Ross is Chairman, President and Chief Executive Officer of Federal Signal Corporation, a manufacturer of public safety, signaling and communications equipment. He has been Chairman of Federal Signal since February 1990 and has served as its President and Chief Executive Officer since December 1987.

    Mr. Ruppert is, and has been for more than the last five years, a general partner in the Village Development Partnership, a real estate, manufacturing and oil development holding company; Chairman, Chief Executive Officer and director of Glaize Development Corporation, a real estate developer; and a director of Pioneer Bank & Trust Company. (See "Security Ownership of Certain Beneficial Owners and Management" herein.)

    During the fiscal year ended January 31, 1995 ("1994"), the Board of Directors held eight meetings. The Board does not have a nominating committee; it does have an Audit Committee consisting of Messrs. Grua, Ross and Ruppert and a Compensation Committee consisting of Messrs. Lorch, Miles and Rosenbaum. The primary function of the Audit Committee, which during 1994 held three meetings, is to review the scope and results of each year's annual audit, as well as the Company's internal control procedures. The primary functions of the Compensation Committee, which during 1994 held two meetings, are to review and approve the compensation of the

Company's executive officers and operating unit Presidents and to administer the Company's stock option and purchase plans. Each director attended more than 75% of the meetings of the Board of Directors and committees on which he served during 1994.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

    COMPENSATION PHILOSOPHY

    The Executive Compensation program is administered by the Compensation Committee of the Board of Directors, which is composed entirely of outside directors, and is designed to attract, retain and motivate executive personnel whose sustained performance will increase stockholder value through successful achievement of short-term corporate goals and long-term company objectives. The compensation program is directly integrated with the achievement of the Company's strategic business plans. The following program components have been designed to meet these objectives:

    BASE SALARY

    The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of:

        (1) The relative value and potential impact of each position on the performance of the Company. Value is measured by responsibilities, complexity and scope of markets, sales volume, technological requirements, business strategy, etc. The evaluation process results in the assignment of a position grade;

        (2) Salary ranges, assigned to each pay grade, which establish a competitive position with median salary compensation levels at comparable companies;

        (3) Individual performance, within established base salary ranges.

    The program is designed to provide executives who continue to meet performance expectations with base compensation that is competitive with median market rates at comparable companies. Each year the company compares base salary, bonus, and salary ranges of its executives to those of similar positions in comparable companies as reported in a salary survey conducted by an independent consulting firm. Approximately 125 companies with sales of $50 - $500 million participate in this survey. Additional independent surveys are used to develop a merit increase budget. Within this budget, executives may or may not receive a base salary increase dependent upon performance in the prior year and their position in their respective salary ranges. The amount of increase will vary with individual performance against established performance objectives.

    ANNUAL INCENTIVE -- a target bonus is paid when both financial performance (E.G., consolidated return on invested capital/return on net assets employed) and individual performance objectives are met. Financial goals are directly related to the strategic business plan. Individual performance goals are value added, representing achievements of annually agreed upon objectives within the control of the executive beyond normal position expectations.

    If both objectives are not met, the bonus will be reduced. If performance is below the minimum threshold for both objectives, there will be no bonus. Similarly, if performance exceeds the objectives, a higher bonus will be paid, subject to a cap.

    LONG-TERM CONSISTENCY BONUS -- provides direct correlation of additional compensation opportunity with consistent achievement of annual incentive goals over a multi-year period. This bonus is contingent upon achievement of financial and individual performance objectives for more than one year of a three-year period. If minimum objectives are not met, no consistency bonus is paid.

    STOCK OPTIONS -- rewards executives for long-term strategic management and enhancement of stockholder value. Promotes recruitment and retention of key executive personnel by providing meaningful incentives dependent upon successful corporate performance. Stock options are awarded based upon an overall evaluation of each executive. Outstanding options held are not considered in the award of new options.

    1993 DEFERRED INCENTIVE STOCK PURCHASE PLAN

    The Purchase Plan was adopted by the Board of Directors of the Company on March 29, 1993, and became effective when it was approved by stockholders on May 25, 1993. The Purchase Plan provides for the offer to selected officers and other key employees of rights to purchase Common Stock of the Company. Within thirty days after receipt of an offer, each offeree seeking to participate in the Purchase Plan must execute a deferred purchase right agreement evidencing the offeree's commitment to purchase a specified number of shares of Common Stock of the Company at a specified price at the expiration of five years. A purchase right shall also entitle the offeree to receive a cash bonus equivalent to the amount of dividends which would have been payable on the number of shares the offeree committed to purchase under the purchase right, when and as dividends are paid on the Common Stock.

    COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

    As discussed previously, the Company's executive compensation program, including that of the CEO, is based on business performance, both short-term (base salary and annual incentive bonus) and long-term (long-term consistency bonus, stock purchase plan and stock options). The compensation of the CEO serves as a model for this pay-for-performance program. Sales and earnings for the fiscal year reached record levels for the second year in a row. Net earnings per share increased 22% to $2.32 per share on a fully diluted basis. This was up from $1.90 per share on a fully diluted basis for 1993 and $1.15 per share for 1992, before a first quarter charge of $1,351,000 ($.20 per share) for a change in accounting principle. Sales rose 17% to a record of $341,521,000 from $291,908,000 in 1993.

    Mr. Wellek's strategic direction played a key role in the achievement of this record performance. Of his annual incentive, 65% was objectively determined based upon Return on Invested Capital, which increased significantly in 1994 and reached a record level of 12.4%. The balance, 35%, was based upon non-financial goals. Non-financial achievements included developing a global growth strategy and a strategic business unit analysis, and promoting and implementing operating plans that contributed to higher efficiency and cost reduction. Also, several actions were successfully taken to strengthen the balance sheet and improve the capitalization of the Company, supporting the strategic objective of growing core businesses through internal expansion and complementary acquisitions. Compensation adjustments for Mr. Wellek were consistent with this outstanding performance.

OTHER MATTERS

    The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive for taxable years beginning after December 31, 1993. The Company does not believe that compensation currently paid to its executives is affected by the limitation on tax deductibility. However, the Company intends to annually review its compensation plans in the context of the requirements for tax deductibility under the new rules, and to determine whether, and to what extent, revisions of such plans are necessary or desirable.

                                          Respectfully submitted,
                                          Greg A. Rosenbaum (Chairman)
                                          Ernest H. Lorch
                                          L. William Miles

April 3, 1995

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's remaining three executive officers, based on salary and bonus earned during 1994.

                                                                                 LONG-TERM COMPENSATION
                                                                             ------------------------------
                                                                               SECURITIES         LONG-
                                                      ANNUAL COMPENSATION      UNDERLYING          TERM
                                            FISCAL   ----------------------       STOCK         INCENTIVE     ALL OTHER
        NAME           PRINCIPAL POSITION    YEAR      SALARY      BONUS(1)    OPTIONS(2)        PAYOUTS        COMP.
- --------------------  --------------------  ------   -----------   --------  ---------------   ------------   ----------
Richard L. Wellek     President, CEO and     1994    $364,596      $275,625      8,000          $181,333(7)   $90,209(3)
                       Director              1993     345,848       246,750      9,000            83,336(7)    77,202(3)
                                             1992     314,140       180,000     18,750(10)        20,000       62,621(3)
Raymond A. Jean       Exec. VP and COO(11)   1994     231,667       145,722      6,000            94,043(8)    44,087(4)
                                             1993     209,499       111,314      6,750            42,882(8)    35,884(4)
                                             1992     172,143        73,365     11,250(10)        12,235       23,733(4)
George W. Hoffman     Group Vice President   1994     182,862        37,500      4,000            26,510(9)    28,409(5)
                                             1993     166,308        40,000      4,500            15,464(9)    26,082(5)
                                             1992     151,242        55,120      9,750(10)         8,880       23,859(5)
Richard A. Nunemaker  VP Finance, CFO        1994     160,333        97,222      4,000            66,788(9)    26,579(6)
                                             1993     150,000        87,248      4,500            31,039(9)    26,119(6)
                                             1992     131,927        59,800      7,500(10)         8,700       17,864(6)

- ----------
(1) Reflects bonus earned during the fiscal year. All bonuses were paid during the following fiscal year, except for a portion of the 1993 bonus which was paid in 1993.
(2) Number of shares of Common Stock subject to options granted in 1994, 1993 and 1992, respectively.

(3)  Consists of $13,560, $18,757  and $15,944 in  Company contributions to  the
     Company's  Profit Sharing and Retirement Savings Plan; $37,933, $29,670 and
     $23,309 to the Company's Shadow  401(k) Plan; $12,000, $13,000 and  $15,000
     for services as a director of the Company and $11,716, $8,275 and $8,368 in other miscellaneous non-cash benefits in 1994, 1993 and 1992, respectively;
     and  $15,000 and $7,500 of cash payments  in lieu of dividends with respect to Company  Common Stock  being purchased  through the  Deferred  Incentive
     Stock Purchase Plan in 1994 and 1993, respectively.
(4)  Consists  of $13,560, $18,757  and $14,758 in  Company contributions to the
     Company's Profit Sharing and Retirement  Savings Plan; $11,655, $3,969  and
     $1,118 to the Company's Shadow 401(k) Plan and $9,872, $8,658 and $7,857 in
     other miscellaneous non-cash benefits in 1994, 1993 and 1992, respectively;
     and $9,000 and $4,500 of cash payments in lieu of dividends with respect to
     Company  Common Stock being purchased  through the Deferred Incentive Stock
     Purchase Plan in 1994 and 1993, respectively.
(5)  Consists of $13,560, $12,861  and $12,476 in  Company contributions to  the
     Company's  Profit Sharing and  Retirement Savings Plan;  $2,051, $2,672 and
     $1,275 to the Company's Shadow 401(k)  Plan and $6,798, $7,549 and  $10,108
     in   other  miscellaneous  non-cash  benefits   in  1994,  1993  and  1992,
     respectively; and $6,000 and $3,000 of  cash payments in lieu of  dividends with  respect to Company Common Stock  being purchased through the Deferred
     Incentive Stock Purchase Plan in 1994 and 1993, respectively.
(6)  Consists of $13,560, $17,474  and $11,977 in  Company contributions to  the
     Company's  Profit Sharing and  Retirement Savings Plan;  $1,686, $1,108 and
     $314 to the Company's Shadow 401(k)  Plan and $5,333, $4,537 and $5,573  in
     other miscellaneous non-cash benefits in 1994, 1993 and 1992, respectively;
     and $6,000 and $3,000 of cash payments in lieu of dividends with respect to
     Company  Common Stock being purchased  through the Deferred Incentive Stock
     Purchase Plan in 1994 and 1993, respectively.
(7)  Includes $66,275  and $38,661  in non-cash  compensation earned  under  the
     Deferred Incentive Stock Purchase Plan in 1994 and 1993, respectively.
(8)  Includes  $39,765  and $23,196  in non-cash  compensation earned  under the
     Deferred Incentive Stock Purchase Plan in 1994 and 1993, respectively.
(9)  Includes $26,510  and $15,464  in non-cash  compensation earned  under  the
     Deferred Incentive Stock Purchase Plan in 1994 and 1993, respectively.
(10) Restated for a 3 for 2 stock split in the form of a stock dividend in 1993.
(11) Raymond  A.  Jean  was  promoted  to  Executive  Vice  President  and Chief
     Operating Officer on February  1, 1993, prior to  which he served as  Group
     Vice President.

SUMMARY OF LONG-TERM INCENTIVE PLANS

    The following table presents information concerning compensation earned under long-term incentive plans during the most recent fiscal year for the Company's Chief Executive Officer and each of the Company's remaining three executive officers.

                                                                   NUMBER OF                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                    SHARES,       PERFORMANCE OR     NON-STOCK PRICE-BASED PLANS
                                                                    UNITS OR       OTHER PERIOD    -------------------------------
                                                                     OTHER       UNTIL MATURATION           DOLLAR VALUE
                              NAME                                 RIGHTS(1)       OR PAYOUT(2)          OF ESTIMATED PAYOUT
- ----------------------------------------------------------------  ------------   ----------------  -------------------------------
Richard L. Wellek
  Deferred Incentive Stock Plan(3)(4).......................1994     37,500       April 30, 1998
  Long-Term Consistency Bonus(7)............................1994                                              $115,058
Raymond A. Jean
  Deferred Incentive Stock Plan(3)(5).......................1994     22,500       April 30, 1998
  Long-Term Consistency Bonus(7)............................1994                                                54,278
George W. Hoffman
  Deferred Incentive Stock Plan(3)(6).......................1994     15,000       April 30, 1998
  Long-Term Consistency Bonus(7)............................1994                                                     0
Richard A. Nunemaker
  Deferred Incentive Stock Plan(3)(6).......................1994     15,000       April 30, 1998
  Long-Term Consistency Bonus(7)............................1994                                                40,278

- ---------
(1) These are Deferred Incentive Stock Purchase Plan rights which were granted in 1993.
(2) The final payment to acquire the Common Stock under the Deferred Incentive Stock Purchase Plan is due April 30, 1998. Payments to acquire the shares are made ratably over a five year period from the date of grant.
(3) This compensation represents the amortization of the difference between the option price and fair market value of stock at the date of grant which is amortized over five years. See discussion of the 1993 Deferred Incentive Stock Purchase Plan in the Executive Compensation section of this Proxy Statement.
(4) Compensation earned under the Deferred Incentive Stock Purchase Plan was $66,275 in 1994 and is included in Long-Term Compensation in the Summary Compensation Table above.
(5) Compensation earned under the Deferred Incentive Stock Purchase Plan was $39,765 in 1994 and is included in Long-Term Compensation in the Summary Compensation Table above.
(6) Compensation earned under the Deferred Incentive Stock Purchase Plan was $26,510 in 1994 and is included in Long-Term Compensation in the Summary Compensation Table above.
(7) Represents compensation under the Long-Term Consistency Bonus which was earned in 1994 and paid in 1995 and is included in Long-Term Compensation in the Summary Compensation Table above. See additional discussion in the Executive Compensation section of this Proxy Statement.

DIRECTOR COMPENSATION

    During 1994, directors were paid $12,000 per year for their services with the Chairman of the Board receiving an additional $5,000 per year and each committee chairman receiving an additional $2,500 per year for serving in such capacity. In addition, directors who are not employees of the Company ("Outside Directors") receive $750 per board of directors meeting attended ($250 per board of directors meeting by telephone) and $750 per committee meeting attended ($500 if the committee meeting is in conjunction with a board of directors meeting). Outside Directors also receive an annual award of 300 shares of the Company's Common Stock.

STOCK PERFORMANCE CHART

    The following chart compares the change in the value of $100 invested in the Company's Common Stock with $100 invested in the S&P 500 Index and the S&P Diversified Industry Group Index during the five fiscal years ended January 31, 1995. The comparison assumes $100 was invested on January 31, 1990 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL VALUE
(VARLEN CORPORATION, S&P 500, S&P MANUFACTURING AND DIVERSIFIED INDUSTRY GROUP)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           VARLEN CORPORATION    S&P MANUFACTURING INDEX     S&P 500 INDEX
1/31/90                    100                         100               100
1/31/91                  75.59                      108.26            108.29
1/31/92                 107.05                      126.46            132.51
1/31/93                 194.78                      133.14            147.79
1/31/94                  265.5                      161.57             164.9
1/31/95                 244.66                      160.15            165.69

OPTION GRANTS DURING 1994

    The following table provides information related to options granted to the named executive officers during 1994:


                                                                                                         POTENTIAL REALIZABLE VALUE
                                                           INDIVIDUAL GRANTS                             AT ASSUMED ANNUAL RATES OF
                                -----------------------------------------------------------------------   STOCK PRICE APPRECIATION
                                    NUMBER OF          % OF TOTAL                  MARKET                            FOR
                                    SECURITIES       OPTIONS GRANTED               PRICE                       OPTION TERM(1)
                                UNDERLYING OPTIONS    TO EMPLOYEES     EXERCISE   ON DATE    EXPIRATION  ---------------------------
             NAME                   GRANTED(2)           IN 1994       PRICE(3)   OF GRANT      DATE       0%        5%       10%
- ------------------------------  ------------------   ---------------   --------   --------   ----------  -------  --------  --------
Richard L. Wellek.............        8,000                 15.1%       $   19.94  $   23.50  04/11/04   $28,480  $146,712  $328,104
Raymond A. Jean...............        6,000                 11.3            19.94      23.50  04/11/04    21,360   110,034   246,078
George W. Hoffman ............        4,000                  7.5            20.13      23.50  04/11/04    13,480    72,596   163,292
Richard A. Nunemaker..........        4,000                  7.5            20.13      23.50  04/11/04    13,480    72,596   163,292

- ---------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior


                                       9





     to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or vesting periods.
(2) Options become exercisable 20% after each of the first four years since their issuance with all options exercisable after 4 1/2 years.
(3) The option exercise price may be paid in cash or by delivery of shares of Common Stock owned either by the optionee prior to the exercise of the option or, for certain options with the consent of the Compensation Committee, by the optionee as a result of the exercise of the option.

OPTION EXERCISES DURING 1994 AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to options exercised by the named executive officers during 1994 and the number and value of options held at fiscal year end. The Company does not have any stock appreciation rights.

                                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                              SHARES                    OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                   NAME                      EXERCISE     REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Richard L. Wellek.........................         0       $      0       40,800         32,450        $523,446       $312,177
Raymond A. Jean...........................         0              0       13,950         21,150         178,692        189,596
George W. Hoffman.........................     2,500         23,018       11,300         16,450         150,565        158,283
Richard A. Nunemaker......................     6,600        102,732        5,100         16,300          56,424        160,441

- ----------
(1) The closing price for the Company's Common Stock as reported by the NASDAQ National Market on January 31, 1995 was $24.25. Value is calculated on the basis of the difference between the option exercise prices and $24.25 multiplied by the number of shares of Common Stock underlying the option.
(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of related shares.

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

    In April 1993, the Company entered into severance agreements with Messrs. Wellek, Hoffman, Jean and Nunemaker, which provide for payments to such executive officers in the event their employment by the Company is terminated without cause (as defined) after a "Change in Control" of the Company. Subject to the terms and conditions of these agreements, such payments are to be made at the rate of the terminated executive officer's base salary (including the average of annual cash bonuses for the prior three years), on a monthly basis and for a period of three years in the case of Mr. Wellek, or two years in the case of Messrs. Hoffman, Jean and Nunemaker, commencing on the date of termination. For purposes of this agreement, "Change in Control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided, however, without limiting the generality of the foregoing, a Change in Control shall be deemed to have occurred if: (i) any Person or Group (as those terms are defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the record or "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of 20% or more of the securities of the Company entitled to vote generally in the election of directors of the Company; or (ii) a reorganization, merger, consolidation, complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company or other similar transaction (in each case, other than pursuant to any bankruptcy, insolvency or similar law) occurs; or (iii) a change occurs in the composition of a majority of the board of directors of the Company as constituted on January 1, 1993, excluding any change where nomination of a successor director was approved by at least a majority of those members who are members of the board on January 1, 1993, or their successors if so approved for nomination by a majority of the board. In addition, if Mr. Wellek receives "Change in Control" payments in excess of certain limitations set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and is therefore subject to a 20% excise tax on such payments, the Company will reimburse Mr. Wellek for such excise tax plus the income and excise taxes thereon.

PENSION PLANS

    Effective January 1, 1986, the Company instituted the Varlen Profit Sharing & Retirement Savings Plan (the "401(k) Plan"), a defined contribution plan, in which Mr. Wellek, Mr. Jean, Mr. Hoffman and Mr. Nunemaker are participants. The Company also maintains the Supplemental Executive Retirement Plan of Varlen Corporation and its Participating Subsidiaries (the "SERP Plan") and the Varlen Corporation Excess Benefits Plan (the "Shadow 401(k) Plan") in which Mr. Wellek, Mr. Jean, Mr. Hoffman and Mr. Nunemaker participate.

    The following table sets forth, where applicable, the current covered compensation under each plan and the total number of years of credited service for benefit plan purposes for Mr. Wellek, Mr. Jean, Mr. Hoffman and Mr. Nunemaker. Covered compensation under the plans consists of total cash compensation, except that the 401(k) Plan is limited by law to $150,000 in calendar 1994 ($150,000 also in calendar 1995). Under the SERP Plan, bonuses are attributed to the year they are earned instead of the year they are paid. Amounts paid in lieu of dividends under the Deferred Incentive Stock Purchase Plan are excluded from compensation under the SERP and Shadow 401(k) plans.

                                                                                                COVERED COMPENSATION
                                                                                            ----------------------------  CREDITED
                                                                                                        SERP     SHADOW    SERVICE
                                           NAME                                              401(K)     PLAN     401(K)    TO DATE
- ------------------------------------------------------------------------------------------  --------  --------  --------  ---------
Richard L. Wellek.........................................................................  $150,000  $778,995  $679,737   27 years
Raymond A. Jean...........................................................................   150,000   441,539   372,539    7 years
George W. Hoffman.........................................................................   150,000   227,160   229,660   15 years
Richard A. Nunemaker......................................................................   150,000   303,166   268,489    9 years

    The 401(k) Plan is maintained for the benefit of all eligible salaried and hourly employees of the Company and its participating subsidiaries, including the officers mentioned above. The eligibility requirement of the 401(k) Plan is six months of continuous service. The Employee Retirement Income Security Act of 1974 places certain limitations on amounts contributed under the 401(k) plan.

    The 401(k)  Plan  provides for  both  employee and  employer  contributions.
Employees  may  contribute  up to  14%  of  total cash  compensation  during the calendar year, subject to certain limitations under Federal income tax law ($8,994 in calendar 1993 and $9,240 in calendar 1994 and 1995). Amounts contributed by an employee are not subject to income tax until the funds are withdrawn from the plan. Employer contributions are divided into two parts. First, the Company pays 25% of the amount contributed by the employee, up to 6% of total compensation. Second, there is a profit sharing contribution made to the account of each participant regardless of whether any employee contributions are made. The profit sharing contribution cannot be less than 2% of compensation per year and may be higher, based on the financial performance of the Company and established guidelines.

    Participants are immediately 100% vested with respect to their own contributions and any matching contributions. Profit sharing contributions are subject to a vesting schedule under which the participant becomes 40% vested after two years of service. An additional 20% vests after each additional year of service thereafter until the participant becomes 100% vested after 5 years of service. The vested portion of the participant's account balance becomes payable in a lump sum or in installments upon the earliest to occur of retirement, disability, death or termination of employment.

    Effective January 1, 1988, the Shadow 401(k) Plan was instituted to provide additional benefits to certain executives, as determined by the Board of Directors. In this funded plan, benefits are earned based on the application of any or all three IRS limitations with respect to the 401(k) Plan. Participants' Shadow 401(k) Plan accounts are credited with matching contributions or discretionary profit sharing contributions which are disallowed from the 401(k) Plan because of the limit on individual contributions ($9,240 in calendar 1994), the limit on covered compensation ($150,000 in calendar 1994), or the limit on total contributions of $30,000 or 25% of compensation from all sources. Account balances are adjusted for investment earnings or losses quarterly and all benefits earned are subject to the same vesting and payment schedule as is applied to the 401(k) Plan.

    The SERP Plan is an unfunded plan designed to provide supplemental retirement benefits to certain executives selected by the Board of Directors. Any such executive is entitled upon retirement to a supplemental retirement benefit, which, when added to the executive's total annual retirement benefit, equals 50% of the average of the five highest years of the final ten years covered compensation for those retiring at age 62 or after 15 years of service. The 50% factor is reduced by 3.3% for each year of service less than the required 15 years at age 62.

    The following table sets forth the annual retirement benefit payable under the SERP Plan to participants retiring at age 62 in 1993. These benefits will be reduced by any profit sharing benefits from the 401(k) Plan or the Shadow 401(k) Plan, company funded retirement benefits from prior pension plans and 50% of primary Social Security benefits. Benefits are unreduced for retirement starting at age 62, with 15 years of credited service.

                                                                                              ANNUAL BENEFITS FOR GIVEN YEARS OF
                                                                                                           SERVICE
                                                                                            --------------------------------------
                                   COVERED COMPENSATION                                        15        20        25        30
                                     ----------------                                       --------  --------  --------  --------
  $150,000................................................................................  $ 75,000  $ 75,000  $ 75,000  $ 75,000
   200,000................................................................................   100,000   100,000   100,000   100,000
   250,000................................................................................   125,000   125,000   125,000   125,000
   300,000................................................................................   150,000   150,000   150,000   150,000
   350,000................................................................................   175,000   175,000   175,000   175,000
   400,000................................................................................   200,000   200,000   200,000   200,000
   450,000................................................................................   225,000   225,000   225,000   225,000
   500,000................................................................................   250,000   250,000   250,000   250,000
   550,000................................................................................   275,000   275,000   275,000   275,000
   600,000................................................................................   300,000   300,000   300,000   300,000
   650,000................................................................................   325,000   325,000   325,000   325,000
   700,000................................................................................   350,000   350,000   350,000   350,000
   750,000................................................................................   375,000   375,000   375,000   375,000
   800,000................................................................................   400,000   400,000   400,000   400,000

    The SERP Plan also contains provisions for early retirement benefits, optional methods of benefit payment, payments to the surviving beneficiary of an employee and other qualifications to the foregoing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Lorch, Miles and Rosenbaum, all independent directors, comprise the Company's Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the ownership of shares of the Company's Common Stock by (i) persons who were the beneficial owners, as of March 31, 1995, of more than 5% of the outstanding shares of the Company's Common Stock and (ii) the Company's four most highly compensated executive officers.

                                                                                                            NUMBER
                                                                                                           OF SHARES
                                         NAME AND ADDRESS OF 5%                                           BENEFICIALLY  PERCENT
                                            BENEFICIAL OWNER                                                 OWNED      OF CLASS
- --------------------------------------------------------------------------------------------------------  -----------   --------
Berenice T. Ruppert, Richard W. Ruppert and Theodore A. Ruppert, as trustees ...........................    440,591(1)      9.0%
One Barclay Woods Drive
St. Louis, Missouri 63124
The Guardian Life Insurance Company of America .........................................................    436,235         8.7%
201 Park Avenue South
New York, New York 10003
The Prudential Insurance Company of America ............................................................    428,460         8.6%
Prudential Plaza
Newark, New Jersey 07102


                                                                                                            NUMBER
                                                                                                           OF SHARES
                                                                                                          BENEFICIALLY  PERCENT
                                       NAME OF EXECUTIVE OFFICER                                             OWNED      OF CLASS
- --------------------------------------------------------------------------------------------------------  -----------   --------
Richard L. Wellek.......................................................................................     91,421(2)      1.8%
Raymond A. Jean.........................................................................................     20,250(3)      0.4%
George W. Hoffman.......................................................................................     17,232(4)      0.4%
Richard A. Nunemaker....................................................................................      9,695(5)      0.2%

- ----------
(1) Such shares are held by two trusts, each of which has three trustees. The trusts are for the benefit of Berenice T. Ruppert and members of her family. Excludes 3,772 shares held directly by Theodore A. Ruppert.
(2) Of such shares, 9,646 are held directly, 30,825 are deemed to be beneficially owned by Mr. Wellek because he is the sole trustee of a trust of which he is the sole beneficiary and 50,950 shares are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares.
(3) All of the shares are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares.
(4) Of such shares, 2,782 are held directly and 14,450 are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares.
(5) Of such shares, 795 are held directly and 8,900 are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares.

                 PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as its independent auditors for the fiscal year ending January 31, 1996. Deloitte & Touche LLP served in such capacity for the Company's preceding fiscal year. The Company has been advised by Deloitte & Touche LLP that neither it nor any member thereof has any financial interest, direct or indirect, in the Company in any capacity. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders, will be given an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. IT IS THE INTENTION OF THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR UNLESS OTHERWISE INSTRUCTED IN THE PROXY.

                      PROPOSAL NO. 3--STOCKHOLDER PROPOSAL

    The following proposal was submitted by a stockholder of the Company. The stockholder's name and address and the number of shares of the Company's Common Stock held by such stockholder will be furnished by the Company to any person promptly upon the receipt of any oral or written request therefor.

RESOLUTION - EXECUTIVE COMPENSATION

    "WHEREAS, it is believed that a direct relationship should exist between executive compensation and the actual financial performance of the corporation, including the payment of dividends, earnings per share and the market price of Varlen Corporation's common stock;

    "WHEREAS, it is believed that directors independent of management are best qualified to establish management performance standards, evaluate the performance of executives and establish appropriate base and incentive compensation;

    "RESOLVED, that the stockholders of Varlen Corporation request the Board of Directors establish an executive compensation program that is determined by a committee of the Board of Directors comprised solely of independent directors and such committee establish executive compensation programs based primarily on the actual financial performance of Varlen Corporation, including the payment of dividends, earnings per share and the market price of its common stock."

    The following statement has been submitted in support of this proposal:

    "On August 17, 1994, the Chairman and Chief Executive Officer of Unocal Corporation sent a letter to their stockholders which began as follows:

        'As you know, Unocal's primary mission is to maximize -- ethically and responsibly -- total long-term returns to the owners of the company, our stockholders.'

    "I believe Varlen's mission should be the same - to maximize ethically and responsibly total long-term returns to its stockholders. As the Unocal Corporation and other managements have recognized, this requires a system of corporate governance which includes and is based upon the existence of an effective board of directors with significant independence and with the ability and resources to evaluate corporate and management performance. In short, there must be a high level of management accountability. This paragraph is in support of my proposal.

    "Managements of public corporations are recognizing the appropriateness of linking executive compensation with the financial performance of the corporation. The Federal National Mortgage Association (Fannie May), as an example, has a compensation program structured to reward performance as it ties a large portion of each officer's total compensation to growth in annual earnings, earnings per share and its stock price over time. As it is structured, Fannie Mae's approach of paying for performance over time, as well as on a basis of the corporation's annual performance, balances short- and long-term goals. It is believed that Varlen should have a similar program.

    "It is believed that only directors who have not been employees of or provided services to the corporation during the past five years, such as a consultant or attorney, should be on the Committee establishing executive compensation."

THE COMPANY'S RESPONSE TO THE STOCKHOLDER PROPOSAL

    The Company's Board of Directors opposes this proposal as not in the best interests of the Company and its stockholders. The proposal attempts to unduly restrict the discretion and business judgment of the Company's independent Compensation Committee and to unduly tie executive compensation to factors that are not properly within the control of such executives, thereby hindering the maximization of stockholder value and long-term return to our stockholders.

    Under the Company's current executive compensation program, compensation is tied to performance measures such as consolidated return on invested capital and return on net assets employed, as well as specific non-financial objectives that the Compensation Committee has determined will assist the Company in achieving its strategic business plans. In 1993 and 1994, approximately 2/3 of the annual bonus of the Company's chief executive officer was based solely upon the Company's return on invested capital, and the balance was based upon the achievement of specific objectives determined in advance by the Company's Compensation Committee. In addition, a significant portion of executive compensation, comprised of stock options and participation in the Company's stock purchase plan, is directly tied to the market price of the Company's Common Stock. In accordance with the Company's stock purchase plan approved by the stockholders of the Company in 1993, the Company's executive officers have committed an aggregate of $1,550,000 of their personal funds to the purchase of shares of the Company's Common Stock, of which $542,500 has already been paid to the Company.

    The  Company believes that the compensation of its executive officers should
(i) be market driven, (ii) reward performance, (iii) reward the achievement of objectives primarily within the control of the executive and (iv) be designed to further the realization of the Company's annual and long-term goals. The Board does not believe that executive compensation should be tied to the payment of dividends, which is determined by the Board of Directors and is outside the control of executive officers, or earnings per share, as contrasted to corporate earnings, since earnings per share is partially a function of the number of shares outstanding, a factor also beyond the control of executive officers. The Board also believes that executive compensation should not be unduly tied to the market price of the Company's Common Stock, which is to a large extent a function of general economic, market and political conditions, factors obviously beyond the control of executive officers, and may not even be indicative of the Company's performance. The Board believes that the Company's current compensation program, as described in the Report of the Compensation Committee set forth above, already ties the compensation of the executives of the Company to the actual financial performance of the Company, and best serves the interests of the Company and its stockholders. The Board believes that such compensation program provides the Company's independent Compensation Committee with the flexibility to develop an appropriate and competitive mix of both objectively measurable and subjective incentives that directly impact the Company's financial performance.

    The Company's Compensation Committee is composed of independent directors, none of whom currently receives any compensation from the Company other than for serving as a director of the Company, and all of whom are "disinterested" persons as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

    ACCORDINGLY, FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE AGAINST THIS STOCKHOLDER PROPOSAL. IT IS THE INTENTION OF THE PERSONS NAME IN THE ACCOMPANYING FORM OF PROXY TO VOTE THE SHARES REPRESENTED THEREBY AGAINST THIS STOCKHOLDER PROPOSAL UNLESS OTHERWISE INSTRUCTED IN THE PROXY.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the Proxy.

                           PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 15, 1995 for inclusion in the Company's Proxy Statement with respect to such meeting.

                                                   VARLEN CORPORATION

                                                        BY  RICHARD L. WELLEK
                                                             PRESIDENT AND
                                                             CHIEF
                                                           EXECUTIVE OFFICER

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1995, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER OF THE COMPANY OF RECORD AS OF MARCH 31, 1995 BY WRITING TO: VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, VARLEN CORPORATION, 55 SHUMAN BOULEVARD, P.O. BOX 3089, NAPERVILLE, ILLINOIS 60566-7089.

                            VARLEN CORPORATION

  BOARD OF DIRECTORS PROXY--ANNUAL MEETING OF STOCKHOLDERS--MAY 23, 1995

The Undersigned hereby appoints RICHARD L. WELLEK, THEODORE A. RUPPERT and RICHARD A. NUNEMAKER, with full power of substitution and revocation, as proxies to vote all the stock outstanding in the name of the undersigned entitled to vote at the Annual Meeting of Stockholders of Varlen Corporation to be held at the Hyatt Lisle, 1400 Corporetum Drive, Lisle, Illinois 60532, on Tuesday, May 23, 1995, at 10:00 A.M. (local time) and at any adjournment or adjournments thereof, with the same powers as the undersigned would possess if personally present, as specified herein:


          (Continued and to be DATED AND SIGNED on REVERSE SIDE)

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


                                                                       For all
                                                                       nominees
                                                            Withheld    except
                                      DIRECTORS   For all   from all   as noted
                                      RECOMMEND  nominees   nominees    below
1. Election of Directors for a One
Year Term:                            FOR ALL
Nominees: Ernest H. Lorch,            NOMINEES      / /       / /       / /
          Richard L. Wellek,
          Greg A. Rosenbaum,
          Theodore A.Ruppert,
          Rudolph Grua,
          L. William Miles and
          Joseph J. Ross.



*  Withhold my vote for the following nominees:
                                               --------------------------------




                                 DIRECTORS
                                 RECOMMEND     For     Against    Abstain
2.   Ratification of the
appointment of Deloitte &           FOR        / /       / /        / /
Touche LLP as the Company's
independent auditors for the
current fiscal year.

3.   Stockholder proposal
regarding executive compensation.  AGAINST     / /       / /        / /

4. In their discretion, upon any other matter which may properly come before the Annual
Meeting or any adjournment or adjournments thereof.



  A majority of such proxies as shall be present at the meeting (or if only one shall be present then that one) may exercise all the power of the proxies hereunder. The undersigned hereby revokes all proxies heretofore given with respect to the voting of such stock at such Annual Meeting. The undersigned hereby acknowledges receipt of the Company's Proxy Statement dated April 17, 1995, and of its Annual Report for the fiscal year ended January 31, 1995.

  THE PROXIES WILL VOTE AS INSTRUCTED HEREIN. IF NO CHOICE IS SPECIFIED, PROXIES WILL VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION.


Comments:

- ---------------------------------------------------------------------------


- ---------------------------------------------------------------------------
                               Signature(s)


                                           Dated_____________________, 1995
Signature of Stockholder should correspond exactly with name as stenciled hereon. When signing as an agent, attorney, executor, administrator, trustee, guardian or corporate official, please give your full title as such. Each joint owner or trustee should sign the proxy.


Please date, sign and return this Proxy in the enclosed envelope.